UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 29, 2007

ECC CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Maryland	001-32430	84-1642470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2040 Main Street, Suite 800, Irvine, California	92614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 955-8733

Former name or former address, if changed since last report:

1733 Alton Parkway, Irvine, California 92606

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On June 29, 2007, ECC Capital Corporation (the “Company”) entered into a Settlement Agreement and Release with Friedman, Billings, Ramsey Group, Inc. (“FBR”), whereby FBR agreed to terminate the Company’s obligations under the Registration Rights Agreement, dated as of February 14, 2005 (the “Registration Rights Agreement”). The Registration Rights Agreement required, among other things, that the Company file a registration statement with the U.S. Securities and Exchange Commission relating to the offer and sale of FBR’s 3,940,110 shares of the Company’s common stock within a year after the Company’s initial public offering and keep the registration statement effective for a certain period of time. If the Company was not able to satisfy its obligations under the Registration Rights Agreement, the Company could be liable for monetary damages. Due to its inability to timely file its periodic reports with the SEC, the Company was not able to maintain the effectiveness of its registration statement on Form S-3 filed in accordance with the terms of the Registration Rights Agreement.

On July 5, 2007, under the terms of the Settlement Agreement and Release with FBR, the Company paid FBR a total of approximately $2.3 million in exchange for (1) a complete release of the Company’s obligations to FBR under the Registration Rights Agreement and (2) the purchase of 3,940,110 shares of the Company’s common stock owned by FBR. The purchase price of the common stock was $0.34 per share, based upon the closing price reported on the Over-the-Counter Bulletin Board on July 3, 2007.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECC CAPITAL CORPORATION

July 6, 2007	By:	/s/ Roque A. Santi
Roque A. Santi
President and Chief Financial Officer